UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2005

Commission file number 1-11625

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On February 23, 2005, the Compensation Committee of the Board of Directors of Pentair, Inc. (the “Company”) established the performance goals for 2005 for the Company’s executive officers, pursuant to the Company’s Executive Officer Performance Plan (EOPP). These goals were ratified by the Board of Directors on February 24, 2005. Each of the Company’s executive officers may earn cash bonuses based on their Bonus Opportunity Percent and the Company’s performance. Total company and business segment performance goals for 2005 were set for revenue growth, free cash flow, return on invested capital, and earnings before interest, taxes, depreciation and amortization (EBITDA). The foregoing factors will be weighted 25%, 25%, 30% and 20%, respectively, for corporate executive officers. The Vice Chairman and the Chief Operating Officer of the operating segments may earn cash bonuses on the basis of their segment performance for revenue growth, free cash flow, return on invested capital; the total company EBITDA, and the total company financial performance (for revenue growth, free cash flow, and return on invested capital). These factors will be weighted 25%, 25%, 30%, 10% and 10%, respectively. The maximum annual cash bonus that may be earned in 2005 is 300% of base salary for the Company’s Chief Executive Officer, 180% of base salary for the Vice Chairman, 160% of base salary for the Chief Financial Officer, 140% of base salary for the Chief Operating Officer, and 120% of base salary for all other executive officers. In administering the EOPP, the Compensation Committee does not have the discretion to pay participants more than the bonus amount indicated by the pre-established goals. The Compensation Committee has the discretion and flexibility, however, based on its business judgment, to reduce the bonus amounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 2, 2005.

PENTAIR, INC.
Registrant

By	/s/ Louis L. Ainsworth
Louis L. Ainsworth
Senior Vice President, Secretary, and General Counsel